Exhibit 99.5

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2005	2004	2003	2002	2001
Income from continuing operations before taxes and minority interests	$193.0	$182.1	$132.8	$88.8	$54.9
Less undistributed earnings of equity method investments	$(4.1)	$(1.7)	$(0.4)	$(1.4)	$(2.4)
Plus distributed earnings of equity method investments	$-	$-	$-	$2.6	$1.4

Plus amortization of capitalized interest	$0.3	$0.2	$0.1	$0.1	$-
	$189.2	$180.6	$132.5	$90.1	$53.9
Plus:
Fixed charges:

Other Interest expense (includes amortization of deferred financing costs)	$49.0	$42.6	$42.4	$38.0	$34.7
Floorplan interest expense	$50.9	$43.7	$37.7	$29.2	$29.4

Capitalized interest	$4.1	$2.9	$2.3	$2.2	$1.7

Interest factor in rental expense	$37.8	$29.7	$23.7	$17.4	$11.6
Preferred stock dividends	$-	$-	$-	$10.5	$14.7
Total fixed charges	$141.8	$118.9	$106.1	$97.3	$92.1

Less:
Capitalized interest	$4.1	$2.9	$2.3	$2.2	$1.7
Preferred dividends	$-	$-	$-	$10.5	$14.7

Earnings	$326.9	$296.6	$236.3	$174.7	$129.6

Ratio of earnings to fixed charges	2.3	2.5	2.2	1.8	1.4